Filed pursuant to Rule 424(b)(3)

Registration No.: 333-240984

PROSPECTUS SUPPLEMENT

BIODEXA PHARMACEUTICALS PLC

9,888,640 Ordinary Shares Representing 1,977,728 American Depositary Shares

This prospectus supplement (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Post-Effective Amendment No. 2 to our Registration Statement on Form F-1, effective as of April 29, 2022 (the “Prospectus”), related to the resale by the selling shareholders identified in the Prospectus of up to an aggregate of 9,888,640 of our ordinary shares, nominal value 0.1p per share (the “Ordinary Shares”), represented by 1,977,728 American Depositary Shares (the “Depositary Shares”).

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information set forth in our Form 6-K filed with the Securities and Exchange Commission on March 29, 2023, which is attached hereto. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “MTP.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on March 27, 2023 was $0.4703.

Our Ordinary Shares are admitted for trading on AIM, a market operated by the London Stock Exchange plc (“AIM”) under the listing code “MTPH.” The last reported closing price of our Ordinary Shares on AIM on March 27, 2023 was £0.0095.

Investing in our securities involves risks. See “Risk Factors” beginning on page 12 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is March 29, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of March 2023

Commission File Number 001-37652

Biodexa Pharmaceuticals PLC

(Translation of registrant’s name into English)

1 Caspian Point,

Caspian Way

Cardiff, CF10 4DQ, United Kingdom

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒      Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

On March 28, 2023, Biodexa Pharmaceuticals PLC (the “Company”) issued a press release announcing that it issued to various U.S. investors 7,473,095 new ordinary shares of £0.02 each in the Company, pursuant to the exercise notices received on March 27, 2023 in respect of 848,068 Series A Warrants and 646,551 Series B Warrants. A copy of the press release is attached hereto as Exhibit 99.1.

The information included in this report on Form 6-K shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File Number 333-209365) and Form F-3 (File Number 333-267932) of the Company (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

SUBMITTED HEREWITH

Attached to the Registrant’s Form 6-K filing for the month of March 2023 is:

Exhibit No.	Description

99.1	Press release dated March 28, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Biodexa Pharmaceuticals PLC

Date: March 29, 2023	By:	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer and Chief Financial Officer

Exhibit 99.1

28 March 2023

Biodexa Pharmaceuticals PLC

(“Biodexa” or the “Company”)

Exercise of Warrants and Issue of Equity

Total Voting Rights

Biodexa Pharmaceuticals PLC (AIM: BDRX; Nasdaq: BDRX), a drug delivery technology company focused on improving the bio-delivery and biodistribution of medicines, announces that it has today issued to various US investors 7,473,095 new ordinary shares of £0.02 each in the Company (“New Ordinary Shares”), pursuant to the exercise notices in respect of 848,068 A Warrants and 646,551 B Warrants received yesterday. All such warrants were exercised on a cashless basis and further details are set out in the Company’s circular dated 7 March 2023.

Admission and total voting rights

Application has been made to the London Stock Exchange plc for the admission to trading on AIM of the New Ordinary Shares, which is expected to become effective and dealings commence at 8.00 a.m. on or around 3 April 2023 (“Admission”). The New Ordinary Shares will rank pari passu with the existing ordinary shares.

The Company's enlarged issued share capital on Admission will comprise 16,140,432 ordinary shares, each with voting rights. The Company does not hold any shares in treasury. This figure of 16,140,432 ordinary shares may be used by shareholders in the Company as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change in their interest in, the share capital of the Company under the FCA’s Disclosure Guidance and Transparency Rules.

Unless otherwise defined, capitalised terms used in this announcement have the same meanings as ascribed to them in the Company’s circulated dated 7 March 2023.

This announcement contains inside information for the purposes of Article 7 of EU Regulation 596/2014, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended.

For more information, please contact:

Biodexa Pharmaceuticals PLC

Stephen Stamp, CEO, CFO

Tel: +44 (0)29 2048 0180

www.midatechpharma.com

Strand Hanson Limited (Nominated Adviser and Broker)

James Dance / Matthew Chandler / Rob Patrick

Tel: +44 (0)20 7409 3494

IFC Advisory Limited (Financial PR and UK Investor Relations)

Tim Metcalfe / Graham Herring

Tel: +44 (0)20 3934 6630

Email: midatech@investor-focus.co.uk

Edison Group (US Investor Relations)

Alyssa Factor

Tel: +1 (860) 573 9637

Email: afactor@edisongroup.com

About Biodexa Pharmaceuticals PLC

Biodexa Pharmaceuticals PLC (dual listed on AIM: BDRX; and NASDAQ: BDRX) is a drug delivery technology company focused on improving the bio-delivery and bio-distribution of medicines. The Company combines approved and development medications with its proprietary and innovative drug delivery technologies to provide compelling products that have the potential to powerfully impact the lives of patients.

The Company has developed three in-house technology platforms, each with its own unique mechanism to improve delivery of medications to sites of disease. All of the Company’s technologies have successfully entered human use in the clinic, providing important validation of the potential for each platform:

•	Q-Sphera™ platform: a disruptive micro-technology used for sustained release to prolong and control the release of therapeutics over an extended period of time (from weeks to months).
•	MidaSolve™ platform: an innovative nanotechnology used to dissolve insoluble drugs so that they can be administered in liquid form directly and locally into tumours.
•	MidaCore™ platform: a leading-edge nanotechnology used for targeting medications to sites of disease.

The platform nature of the technologies offers the potential to develop multiple drug assets rather than being reliant on a limited number of programmes. Biodexa’s technologies are supported by 36 patent families including 120 granted patents and an additional 70 patent applications. Biodexa’s headquarters and R&D facility is in Cardiff, UK.